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                                                                  EXHIBIT (23-3)





                        CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-3 and in Post Effective Amendment No. 2 to the Registration Statement (Form S-3 No. 33-9127) and related Prospectus of TRINOVA Corporation and to the incorporation by reference therein of our report dated February 19, 1996, with respect to the combined statement of revenues and direct operating expenses of the Electronic Systems Division of Cincinnati Milacron Inc. for the year ended December 30, 1995 included in TRINOVA Corporation's Current Report on Form 8-K filed January 16, 1996 as amended on Form 8 K/A filed March 14, 1996, filed with the Securities and Exchange Commission.


                                        ERNST & YOUNG LLP



Cincinnati, Ohio
March 14, 1996